SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                               GetThere.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    374366104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-1(c)

            [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 23 Pages

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 2 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners V, L.P. ("USVP V")
                      Tax ID Number:    94-3247775
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,370,849 shares,  except that Presidio Management Group V, L.L.C. ("PMG
            BENEFICIALLY                      V"),  the  general  partner of USVP V, may be deemed to have sole voting
           OWNED BY EACH                      power with respect to such shares, and Federman,  Friend, Green, Krausz,
             REPORTING                        Lanza,  Phillips,  Root and Young, the managing members of PMG V, may be
              PERSON                          deemed to have shared voting power with respect to such shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,370,849 shares,  except that Presidio Management Group V, L.L.C. ("PMG
                                              V"),  the  general  partner  of  USVP V,  may be  deemed  to  have  sole dispositive  power with respect to such shares,  and  Federman,  Friend,
                                              Green, Krausz, Lanza, Phillips,  Root and Young, the managing members of
                                              PMG V, may be deemed to have shared  dispositive  power with  respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,370,849
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      7.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 3 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V International, L.P. ("V Int'l")
                      Tax ID Number:    94-3250265
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          131,714  shares,  except that Presidio Management  Group V, L.L.C. ("PMG
            BENEFICIALLY                      V"), the  general  partner of V Int'l, may be deemed to have sole voting
           OWNED BY EACH                      power with respect to such shares, and Federman,  Friend, Green, Krausz,
             REPORTING                        Lanza,  Phillips,  Root and Young, the managing members of PMG V, may be
              PERSON                          deemed to have shared voting power with respect to such shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              131,714 shares,  except that Presidio  Management Group V, L.L.C.  ("PMG
                                              V"),  the  general  partner  of V  Int'l,  may be  deemed  to have  sole dispositive  power with respect to such shares,  and  Federman,  Friend,
                                              Green, Krausz, Lanza, Phillips,  Root and Young, the managing members of
                                              PMG V, may be deemed to have shared  dispositive  power with  respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         131,714
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      0.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 4 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V Entrepreneur Partners, L.P. ("EP V")
                      Tax ID Number:    94-3261653
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          57,954  shares,  except  that Presidio Management  Group V, L.L.C. ("PMG
            BENEFICIALLY                      V"), the  general  partner of EP V, may  be deemed  to have  sole voting
           OWNED BY EACH                      power with respect to such shares, and Federman,  Friend, Green, Krausz,
             REPORTING                        Lanza,  Phillips,  Root and Young, the managing members of PMG V, may be
              PERSON                          deemed to have shared voting power with respect to such shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              57,954 shares,  except that Presidio  Management  Group V, L.L.C.  ("PMG
                                              V"), the general partner of EP V, may be deemed to have sole dispositive power with respect to such shares, and Federman,  Friend, Green, Krausz,
                                              Lanza,  Phillips,  Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         57,954
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 5 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      2180 Associates Fund V, L.P. ("2180 V")
                      Tax ID Number:    94-3249822
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          73,760  shares,  except  that Presidio Management  Group V, L.L.C. ("PMG
            BENEFICIALLY                      V"), the general partner of 2180 V, may  be deemed  to have  sole voting
           OWNED BY EACH                      power with respect to such shares, and Federman,  Friend, Green, Krausz,
             REPORTING                        Lanza,  Phillips,  Root and Young, the managing members of PMG V, may be
              PERSON                          deemed to have shared voting power with respect to such shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              73,760 shares,  except that Presidio  Management  Group V, L.L.C.  ("PMG
                                              V"),  the  general  partner  of  2180 V,  may be  deemed  to  have  sole dispositive  power with respect to such shares,  and  Federman,  Friend,
                                              Green, Krausz, Lanza, Phillips,  Root and Young, the managing members of
                                              PMG V, may be deemed to have shared  dispositive  power with  respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         73,760
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 6 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group V, L.L.C. ("PMG V")
                      Tax ID Number:    94-3247774
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,634,277  shares, of which 2,370,849 are shares  directly owned by USVP
            BENEFICIALLY                      V,  131,714  are  shares  directly owned by V Int'l,  57,954  are shares
           OWNED BY EACH                      directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
             REPORTING                        PMG V is the  general  partner of  USVP V, V Int'l, EP V and 2180 V, and
              PERSON                          may be deemed to have sole voting power with respect to such shares, and
               WITH                           Federman,  Friend, Green, Krausz, Lanza,  Phillips,  Root and Young, the
                                              managing  members of PMG V, may be deemed to have  shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
                                              V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              PMG V is the  general  partner of USVP V, V Int'l,  EP V and 2180 V, and may be  deemed to have  sole  dispositive  power  with  respect  to such shares, and Federman,  Friend, Green, Krausz, Lanza, Phillips,  Root and
                                              Young,  the  managing  members  of PMG V, may be deemed  to have  shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,634,277
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      OO
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        --------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 7 of 23 Pages
---------------------------------------                                        --------------------------------------
------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman ("Federman")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
---------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
            BENEFICIALLY             -------- -----------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        2,634,277  shares, of which 2,370,849 are shares directly owned by USVP
              PERSON                          V,  131,714  are  shares directly  owned by V Int'l,  57,954 are shares
               WITH                           directly  owned by EP V and 73,760 are shares directly owned by 2180 V.
                                              Federman  is a managing member of PMG V, the general partner of USVP V,
                                              V Int'l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,634,277  shares, of which 2,370,849 are shares directly owned by USVP
                                              V,  131,714 are  shares  directly  owned by V Int'l,  57,954 are shares directly owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Federman is  a managing member of PMG V, the general partner of USVP V,
                                              V Int'l,  EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ --------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,634,277
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ --------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 8 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Marc A. Friend ("Friend")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,000 shares.
            BENEFICIALLY             -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
              PERSON                          V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares
               WITH                           directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Friend is a managing  member of PMG V, the general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be deemed to have shared  voting  power with respect to such shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,000 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
                                              V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Friend is a managing  member of PMG V, the general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be  deemed to have  shared  dispositive power with respect to such shares
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,635,277
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 9 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jason E. Green ("Green")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          200 shares.
            BENEFICIALLY             -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP,
              PERSON                          131,714 are shares directly owned by V Int'l,  57,954 are shares directly
               WITH                           owned by EP V and 73,760 are shares  directly owned by 2180 V. Green is a managing  member of PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              200 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,634,277  shares, of which 2,370,849 are shares directly owned by USVP,
                                              131,714 are shares directly owned by V Int'l, 57,954 are shares directly owned by EP V and 73,760 are shares directly owned by 2180 V. Green is a managing  member of PMG V, the general  partner of USVP V, V Int'l, EP V and 2180 V, and may be  deemed to have  shared  dispositive  power  with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,634,477
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 10 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz ("Krausz")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,000 shares.
            BENEFICIALLY             -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
              PERSON                          V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares
               WITH                           directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Krausz is a managing  member of PMG V, the general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,000 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
                                              V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Krausz is a managing  member of PMG V, the general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be  deemed to have  shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,635,277
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 11 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Lucio Lanza ("Lanza")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,150 shares.
            BENEFICIALLY             -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
              PERSON                          V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares
               WITH                           directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Lanza is a managing  member of PMG V, the  general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,150 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
                                              V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Lanza is a managing  member of PMG V, the  general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be  deemed to have  shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,635,427
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 12 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Stuart G. Phillips ("Phillips")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
            BENEFICIALLY             -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
              PERSON                          V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares
               WITH                           directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Phillips is a managing member of PMG V, the general partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
                                              V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Phillips is a managing member of PMG V, the general partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be  deemed to have  shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,634,277
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 13 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jonathan D. Root ("Root")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,150 shares.
            BENEFICIALLY             -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
              PERSON                          V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares
               WITH                           directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Root is a  managing  member of PMG V, the  general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,150 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
                                              V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Root is a  managing  member of PMG V, the  general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be  deemed to have  shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,635,227
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ---------------------------------------
CUSIP NO. 374366104                                    13 G                               Page 14 of 23 Pages
---------------------------------------                                        ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young ("Young")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
----------------------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,000 shares.
            BENEFICIALLY             -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
              PERSON                          V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares
               WITH                           directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Young is a managing  member of PMG V, the  general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,000 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,634,277  shares,  of which 2,370,849 are shares directly owned by USVP
                                              V,  131,714  are  shares  directly  owned by V Int'l,  57,954 are shares directly  owned by EP V and 73,760 are shares  directly owned by 2180 V.
                                              Young is a managing  member of PMG V, the  general  partner of USVP V, V
                                              Int'l,  EP V and 2180 V, and may be  deemed to have  shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                         2,635,277
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      8.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 15 of 23 Pages

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  GetThere.com, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  4045 Campbell Avenue

                  Menlo Park, CA  94025



ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by U.S. Venture Partners V, L.P. ("USVP V"), USVP V International, L.P. ("V Int'l"), USVP V Entrepreneur Partners L.P. ("EP V"), 2180 Associates Fund V, L.P.("2180 V"), Presidio Management Group V L.L.C. ("PMG V"), Irwin Federman ("Federman"), Marc A. Friend ("Friend"), Jason
                  E. Green ("Green"), Steven M. Krausz ("Krausz"), Lucio Lanza ("Lanza"), Stuart G. Phillips ("Phillips"), Jonathan D. Root ("Root") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP V, V Int'l, EP V and 2180 V. Federman, Friend, Green, Krausz, Lanza, Phillips, Root and Young are managing members of PMG V, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP V, V Int'l, EP V and 2180 V.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  USVP V, V Int'l, EP V and 2180 V are Delaware Limited Partnerships, V Int'l is a Cayman Islands Limited Partnership, Federman, Friend, Green, Krausz, Lanza, Phillips, Root and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 374366104

                                                             Page 16 of 23 Pages

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP:
         ----------

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

             (a)      Amount beneficially owned:
                      -------------------------

             See Row 9 of cover page for each Reporting Person.

             (b)      Percent of Class:
                      ----------------

             See Row 11 of cover page for each Reporting Person.

             (c)      Number of shares as to which such person has:
                      --------------------------------------------

                      (i)    Sole  power to vote or to direct the  vote:
                             -------------------------------------------
                             See Row 5 of cover page for each  Reporting
                             Person.

                      (ii)   Shared power to vote or to direct the vote:
                             -------------------------------------------
                             See  Row 6 of cover page for each Reporting
                             Person.

                      (iii)  Sole  power  to  dispose  or to  direct the
                             -------------------------------------------
                             disposition of:
                             ---------------
                             See Row 7 of  cover page for each Reporting
                             Person.

                      (iv)   Shared  power to  dispose  or to direct the
                             -------------------------------------------
                             disposition of:
                             ---------------
                             See Row 8 of cover page for  each Reporting
                             Person.

                                                             Page 17 of 23 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
        ---------------------------------------------

              Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
        ----------------------------------------------------------------

                        Under  certain  circumstances  set forth in the  limited
              partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V and PMG V, the respective general partners, limited partners and managing members of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              -------------------------------------------------------------

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
              ---------------------------------------------------------

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:
              ------------------------------

              Not applicable

ITEM 10.      CERTIFICATION:
              -------------

              Not applicable

                                                                                      Page 18 of 23 Pages

                                                SIGNATURES

         After  reasonable  inquiry  and to the best of my  knowledge  and  belief,  I  certify  that the information set forth in this statement is true, complete and correct.
Dated:  January 31, 2000


U.S. Venture Partners V, L.P.                                    ----------------------------------------
By Presidio Management Group V, L.L.C.                           Signature
Its General Partner

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V International, L.P.                                       ----------------------------------------
By Presidio Management Group V, L.L.C.                           Signature
Its General Partner

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.                               ----------------------------------------
By Presidio Management Group V, L.L.C.                           Signature
Its General Partner

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund V, L.P.                                     ----------------------------------------
By Presidio Management Group V, L.L.C.                           Signature
Its General Partner

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


By Presidio Management Group V, L.L.C.                           ----------------------------------------
A Delaware Limited Liability Company                             Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Irwin Federman
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact



                                                                                      Page 19 of 23 Pages

Marc A. Friend
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jason E. Green
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Steven M. Krausz
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Lucio Lanza
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Stuart G. Phillips
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jonathan D. Root
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

                                                             Page 20 of 23 Pages

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Pages
-------                                                           --------------
Exhibit A: Agreement of Joint Filing                                    21


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact            23


                                                                                      Page 21 of 23 Pages


                                                EXHIBIT A

                                        Agreement of Joint Filing

         The undersigned  hereby agree that a single Schedule 13G (or any amendment  thereto) relating to the Common Stock of GetThere.com,  Inc. shall be filed on behalf of each of the undersigned and that this
Agreement shall be filed as an exhibit to such Schedule 13G.
Dated:  January 31, 2000


U.S. Venture Partners V, L.P.                                    ----------------------------------------
By Presidio Management Group V, L.L.C.                           Signature
Its General Partner

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V International, L.P.                                       ----------------------------------------
By Presidio Management Group V, L.L.C.                           Signature
Its General Partner

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.                               ----------------------------------------
By Presidio Management Group V, L.L.C.                           Signature
Its General Partner

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund V, L.P.                                     ----------------------------------------
By Presidio Management Group V, L.L.C.                           Signature
Its General Partner

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


By Presidio Management Group V, L.L.C.                           ----------------------------------------
A Delaware Limited Liability Company                             Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact



                                                                                      Page 22 of 23 Pages


Irwin Federman
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Marc A. Friend
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jason E. Green
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Steven M. Krausz
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Lucio Lanza
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Stuart G. Phillips
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jonathan D. Root
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

                                                             Page 23 of 23 Pages


                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

         Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.